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                                                                Exhibit 10.48

                                    [LOGO]

                                  AMBASSADOR
                               APARTMENTS INC.

                          "THE TAX EXEMPT BOND REIT"

For:     Ambassador Apartments, Inc.
         77 West Wacker Drive
         Chicago, IL  60601

         Telephone: (312) 917-4400               Facsimile: (312) 917-9910
Contact: David Glickman, Chairman & CEO          E-mail: glickman@aah.com
         Adam Peterson, Chief Financial Officer  E-mail: peterson@aah.com


                       AMBASSADOR APARTMENTS ANNOUNCES
                       CLOSING OF $210 MILLION, 25 YEAR
                    CREDIT ENHANCEMENT FACILITY FROM FNMA
                GENERATING $0.12 PER SHARE ADDITIONAL FFO/FAD

        Chicago, December 19, 1996 - Ambassador Apartments, Inc. (NYSE:AAH) announced today that the Company closed a new 25 year credit enhancement facility with the Federal National Mortgage Association ("FNMA") on $210 million of the Company's secured debt relating to 24 of its garden apartment communities. This will reduce its cost of long term debt by $1.4 million annually, approximating a saving of $0.12 on fully diluted common shares.

        David Glickman, Chairman and CEO, said, "This is a landmark transaction for Ambassador Apartments. We are pleased to deliver a lower cost of capital for the Company." Adam D. Peterson, Chief Financial Officer, continued, "The new credit enhancement facility accomplishes the following:

1. Lowers the all-in fixed cost on $210 million of borrowings to approximately 5.75% from 6.40%, an annual savings of $1.4 million.
2. Extends the term of the credit enhancement to 25 years from an average of 6 years.
3. Removes the Company's recourse obligations to the previous commercial bank credit enhancers. The FNMA facility is a non recourse commitment.
4. Increases the rating of Ambassador's tax exempt mortgage bonds to AAA from AA.
5. FNMA's facility is an "open pool" to which other Ambassador bond financed properties may be added or subtracted in the future."

                                    -more-

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AMBASSADOR APARTMENTS, INC.
DECEMBER 19, 1996
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        This transaction also expanded the Company's successful relationship with Bank One. Bank One Capital Corporation's Los Angeles' office assisted in the placement and underwriting and will act as remarketing agent for the tax exempt mortgage bonds. Bank One Capital Funding will be the servicer for FNMA.

        Ambassador Apartments is one of the only multifamily REITs to aggressively pursue and implement the use of investment grade tax exempt bond financing, which reduces the overall debt service costs compared to conventional financing. Almost all of the Company's long term debt is low cost, fixed rate, self amortizing, assumable tax exempt bonds. The Company has significant expertise in obtaining and utilizing new bonds for financing acquisitions and renovation of existing apartment projects and also in refunding existing higher interest rate bonds. Interest on tax-exempt bonds is exempt from federal and state income taxes (within the state of issue) and is often 1.5% to 2.5% below the cost of conventional debt, which improves cash flow to shareholders.

        AMBASSADOR APARTMENTS, INC. IS HEADQUARTERED IN CHICAGO AND ENGAGED IN THE OWNERSHIP, MANAGEMENT, ACQUISITION AND RENOVATION OF GARDEN-STYLE MULTI-FAMILY APARTMENT PROPERTIES. AMBASSADOR APARTMENTS' 49 PROPERTIES CONTAIN 14,564 RESIDENCES AND ARE LOCATED IN TEXAS, ARIZONA, ILLINOIS, COLORADO, GEORGIA, TENNESSEE AND FLORIDA. AMBASSADOR APARTMENTS, INC. HAS REGIONAL OFFICES IN ATLANTA, GEORGIA, TAMPA, FLORIDA, AUSTIN, HOUSTON AND SAN ANTONIO, TEXAS AND PHOENIX, ARIZONA.

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